Exhibit 99.1
For Release: Thurs., Nov. 1, 2007, 10:30 a.m. EDT
Residential Capital, LLC Reports Preliminary
Third Quarter 2007 Financial Results
Residential Capital, LLC (ResCap) reported a loss and improved liquidity from the prior quarter
•	ResCap net loss of $2.3 billion
•	Results include $455 million goodwill impairment
•	Cash and marketable securities increased to $6.5 billion on Sept. 30, 2007
•	Including $2.2 billion held at GMAC Bank.
NEW YORK — ResCap incurred a net loss of $2.3 billion for the quarter, compared to net income of $83 million in the third quarter of 2006. ResCap’s U.S. residential mortgage earnings deteriorated sharply as a result of: i) higher provision for credit losses; ii) mark-to-market adjustments on trading securities and mortgage loans held for sale; iii) tighter margins on the sale of mortgage loans; iv) a decrease in net financing revenue driven by higher borrowing costs; and v) lower production levels. Additionally, the reported net income for the quarter includes a non-cash $455 million goodwill impairment.

Third Quarter Net Income (Loss)
($in millions, net of tax)
	2007	2006	Change
Operating Income	(1,806)	83	(1,889)

Goodwill Impairment	(455)

Net Income (Loss)	($2,261)	$83	($2,344)

*	Operating income represents net income/loss excluding the impact of goodwill impairment charges of $455 million in the third quarter of 2007

Liquidity and Capital
ResCap significantly strengthened its liquidity position in the third quarter. ResCap cash and certain marketable securities increased from $3.7 billion at the end of the second quarter to $6.5 billion on Sept. 30, 2007 – – including $2.2 billion held at GMAC Bank. ResCap took several important measures in the third quarter to augment cash balances during the capital markets turmoil. In September, GMAC established a committed secured funding facility with Citi to finance automotive, mortgage and commercial finance assets of up to $21.4 billion. A portion of this facility is available to ResCap.
In the third quarter, GMAC injected $1 billion of equity into ResCap to bolster the company’s capital base. As of Sept. 30, 2007, ResCap’s equity base stood at $6.2 billion.
Real Estate Finance
ResCap’s total revenue was depressed in the third quarter, reflecting the company’s concerted efforts to sharply curtail originations of all non-conforming product for which there was virtually no outlet in the capital markets. However, as part of ResCap’s overall restructuring plan, the company will maintain the flexibility to quickly modify its product offerings based on changing market conditions.
“We have significantly reduced our exposure to nonprime and non-conforming loans this year, but the company will selectively originate higher-margin non-conforming product as secondary market distribution becomes available,” said GMAC Chief Executive Officer Eric Feldstein. “Meanwhile, ResCap continues to avail itself of its relationship with GMAC Bank to help support its current mortgage loan production. Accordingly, ResCap remains committed to offering a broad and competitive menu of high quality products to its customers.”
ResCap’s business lending operation posted a loss for the third quarter as severely weak conditions in the housing market contributed to an increase in the number of unsold homes and higher cancellation rates for homebuilders. ResCap’s international business also experienced a loss in the third quarter as mortgage finance markets in the

U.K. and Continental Europe tightened abruptly, leading to higher cost of funds and depressed valuations on the company’s portfolio of European assets held for sale.
Restructuring
“The third quarter financial performance of ResCap is a major disappointment,” said Feldstein. “We are moving swiftly and aggressively to restructure our real estate finance business as weakness in the housing market and mortgage industry continues to prevail.”
As announced on Oct. 17, ResCap is implementing a major restructuring of its business in order to streamline operations and significantly reduce structural cost. The company will be reducing its workforce by about 25 percent, or approximately 3,000 employees, and will be rationalizing numerous facilities. This reduction in workforce is in addition to the measures undertaken in the first half of 2007, in which 2,000 positions were eliminated.
“Successful execution of these plans will be essential to restoring the mortgage business to profitability,” Feldstein continued. “This is a top priority for ResCap.”
Outlook
Looking ahead, ResCap expects that the challenges in the housing and mortgage markets will continue to prevail. Nonetheless, the company’s strengthened liquidity position and sound capital base will provide flexibility to execute its restructuring plan and right-size the businesses in line with the industry environment.
About Residential Capital, LLC:
Residential Capital, LLC (rescapholdings.com) is a leading real estate finance company focused primarily in the residential real estate market in the United States, Canada, Europe, Latin America and Australia. The company’s diversified businesses — GMAC-RFC, GMAC Mortgage, Ditech, GMAC Real Estate and Homecomings Financial — cover the spectrum of the U.S. residential finance industry, from origination and servicing of mortgage loans through their securitization in the secondary market. It also provides capital to other originators of mortgage loans, residential real estate developers and resort and timeshare developers. Residential Capital, LLC is an indirect wholly owned subsidiary of GMAC LLC.
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Forward-Looking Statements
In this earnings release and comments by GMAC LLC (“GMAC”) and Residential Capital, LLC (“ResCap”) management, the use of the words “expect,” “anticipate,”

“estimate,” “forecast,” “initiative,” “objective,”“plan,” “goal,” “project,” “outlook,” “priorities,”“target,” “intend,” “evaluate,” “pursue,” “seek,”“may,” “would,” “could,” “should,” “believe,”“potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and in related charts and management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.
While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and ResCap’s actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Form 10-K for ResCap, each of which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following: securing low cost funding to sustain growth for ResCap;our ability to maintain an appropriate level of debt; recent developments in the residential mortgage market, especially in the nonprime sector; the impact on ResCap of the continuing decline in the U.S. housing market; changes in U.S.government -sponsored mortgage programs or disruptions in the markets in which our mortgage subsidiaries operate;changes in our contractual servicing rights; costs and risks associated with litigation; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in the credit ratings of ResCap; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations.
Investors are cautioned not to place undue reliance on forward-looking statements. ResCap undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

ResCap Operations	Third Quarter		Nine Months
	2007	2006	2007	2006

Net Income ($ millions)	$(2,261)	$83	$(3,425)	$833

Gain (loss) on sale of mortgage loans, net
Domestic	$(107.1)	$214.2	$(350.5)	$749.8
International	(462.5)	22.6	(280.2)	129.0

Total	$(569.6)	$236.8	$(630.7)	$878.8.0

Portfolio Statistics ($ billions)
Loan production volume	$29.3	$51.4	$101.7	$140.0
Mortgage production
Domestic	$20.2	$43.9	$78.4	$120.3
International	$9.1	$7.5	$23.3	$19.7
Mortgage servicing rights	$5.5	$4.8
Period end servicing portfolio	$465.6	$433.9
Loan servicing
Domestic	$427.4	$402.4
International	$38.2	$31.5

U.S. Production Mix ($ millions)
Prime conforming	$12.2	$12.0	$34.4	$32.5
Prime non-conforming	4.6	16.4	26.8	42.8
Government	1.4	0.9	5.5	2.9
Nonprime	0.2	8.5	4.1	23.6
Prime second-lien	1.8	6.1	7.6	18.5

Total	$20.2	$43.9	$78.4	$120.3

Asset Quality Statistics ($ millions)— ResCap Consolidated
Provision for credit losses by product
Mortgage loans held for investment	$787.5	$231.7	$1,436.3	$470.5
Lending receivables	93.4	7.0	313.5	13.6
Auto loans and leases	3.3		9.8

Total	$884.2	$238.7	$1759.6	$484.1
Allowance by product at end of period
Mortgage loans held for investment	$1,734.2	$1,088.2
Lending receivables	325.9	196.1
Auto loans and leases	31.3

Total	$2,091.4.8	$1,284.3
Allowance as a % of related receivables at end of period
Mortgage loans held for investment	2.85%	1.47%
Lending receivables	3.72%	1.36%
Auto loans and leases	1.42%	0.00%

Total	2.92%	1.45%

Nonaccrual loans at end of period	$8,993	$6,819
Nonaccrual loans as a % of related receivables at end of period	12.93%	7.70%
Total nonperforming assets ($ millions)	$10,654	$7,753

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